                                                                      EXHIBIT 11

                       COMPUTATION OF EARNINGS PER SHARE

                       Three months ended June 30, 1997

                                           Primary
                                         -----------


Net income                               $  813,949

Less preferred stock dividends              (22,650)
                                         ----------

Net income applicable to common stock       791,299
                                         ==========

Weighted average shares outstanding       5,856,584

Effect of options and warrants              486,604
                                         ----------

Weighted average common and common
 equivalent shares                        6,343,188
                                         ----------

Net income per common share                   $0.12
                                         ==========


                        Six months ended June 30, 1997

                                           Primary
                                         -----------

Net income                               $1,636,405

Less preferred stock dividends              (45,301)
                                         ----------

Net income applicable to common stock     1,591,104
                                         ==========

Weighted average shares outstanding       5,818,385

Effect of options and warrants              501,769
                                         ----------

Weighted average common and common
 equivalent shares                        6,320,154
                                         ----------

Net income per common share                   $0.25
                                         ==========